SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
May 3, 2010
Date of Report (Date of earliest event reported)
Anchor BanCorp Wisconsin Inc.
(Exact Name of Registrant as Specified in its Charter)
Wisconsin
(State or Other Jurisdiction of Incorporation)

00020006 (Commission File Number)	391726871 (IRS Employer Identification No.)
25 West Main Street, Madison, Wisconsin 57303
(Address of Principal Executive Office) (Zip Code)
608-252-8982
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On May 3, 2010, Anchor BanCorp Wisconsin Inc. (the “Company”) entered into Amendment No. 6 (the “Amendment”) to the Amended and Restated Credit Agreement, dated as of June 9, 2008 (the “Credit Agreement”), among the Company, the lenders from time to time a party thereto (the “Lenders”), and U.S. Bank National Association, as administrative agent for such lenders (the “Agent”).
     The Amendment provides the following:
•	The outstanding balance under the Credit Agreement from time to time shall bear interest at a rate equal to 12.0% per annum.

•	Interest accruing is due on the earlier of (i) the date the Loans are paid in full or (ii) May 31, 2011 (the “Maturity Date”).

•	Within 10 business days after the Company has knowledge of the event, the CFO shall submit a statement describing (i) any event which, either of itself or with the lapse of time or the giving of notice or both, would constitute a Default under the Credit Agreement or a default under any other material agreement to which the Company or Bank is a party, together with a statement of the actions which the Company proposes to take and (ii) any pending or threatened litigation or certain administrative proceedings.

•	Within 15 days after the end of each month, the Company’s president or vice president shall submit a certificate indicating whether the Company is in compliance with the following financial covenants:

•	The Bank shall maintain a Tier 1 Leverage Ratio of not less than (i) 3.75% at all times during the period from April 29, 2010 through May 31, 2010, (ii) 3.85% at all times during the period from June 1, 2010 through August 31, 2010, (iii) 3.90% at all times during the period from September 1, 2010 through November 30, 2010 and (iv) 3.95% at all times thereafter.

•	The Bank shall maintain a Total Risk Based Capital Ratio of not less than (i) 7.10% at all times during the period from April 29, 2010 through May 31, 2010, (ii) 7.35% at all times during the period from June 1, 2010 through August 31, 2010, (iii) 7.60% at all times during the period from September 1, 2010 through November 30, 2010 and (iv) 7.65% at all times thereafter.

•	The ratio of Non-Performing Loans to Gross Loans shall not exceed (i) 14.50% at all times during the period from April 29, 2010 through May 31, 2010, (ii) 13.0% at all times during the period from June 1, 2010 through September 30, 2010, (iii) 12.50% at all times during the period from October 1, 2010 through November 30, 2010, (iv) 12.0% at all times during the period from December 1, 2010 through March 31, 2011, (v) 11.0% at all times during the period from April 1, 2011 through April 30, 2011 and (vi) 10.0% at all times thereafter.
•	At all times prior to the Maturity Date, the Company shall continue to retain a financial consultant reasonably acceptable to the Agent and the Lenders, and the Agent and the Lenders shall have unlimited access to the financial consultant and to all reports or other document prepared by such consultant.
     The total outstanding balance under the Credit Agreement as of May 3, 2010 was $116.3 million. Under the Amendment, the Agent and the Lenders agree to forbear from exercising their rights and remedies against the Company until the earliest to occur of the following: (i) the occurrence of any Event of Default (other than a failure to make principal payments on the outstanding balance under the Credit Agreement or other Existing Defaults); or (ii) May 31, 2011. Notwithstanding the agreement to forbear, the Agent may at any time, in its sole discretion, take any action reasonably necessary to preserve or protect its interest in the stock of the Bank or any other collateral securing any of the obligations against the actions of the Company or any third party without notice to or the consent of any party.

     The Credit Agreement and the Amendment also contain customary representations, warranties, conditions, indemnification and events of default for agreements of such type.
     The description above is a summary of the terms of the Amendment. This description does not purport to be complete and it is qualified in its entirety by reference to the Amendment, a copy of which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.
     A copy of the press release issued by the Company on May 3, 2010 in connection with the Amendment is attached as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
10.1	Amendment No. 6, dated as of April 29, 2010 and executed May 3, 2010, to the Amended and Restated Credit Agreement, dated as of June 9, 2008.

99.1	Anchor BanCorp Wisconsin Inc. Press Release dated May 3, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Company Name
Date: May 6, 2010	By:	/s/ Mark D. Timmerman
Executive Vice President, Secretary
and General Counsel

EXHIBIT TABLE

Exhibit	Description
10.1	Amendment No. 6, dated as of April 29, 2010 and executed May 3, 2010, to the Amended and Restated Credit Agreement, dated as of June 9, 2008

99.1	Anchor BanCorp Wisconsin Inc. Press Release dated May 3, 2010.